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                                                                       EXHIBIT 8
                          Squire, Sanders & Dempsey
                    4900 Society Center, 127 Public Square
                            Cleveland, Ohio 44114


July 5, 1996



Centerior Funding Corporation
Suite 350, 1013 Centre Road
Wilmington, Delaware  19805

Citicorp Securities, Inc.
399 Park Avenue
New York, New York  10043

Chase Securities Inc.
270 Park Avenue
New York, New York 10017

CS First Boston Corporation
55 East 52nd Street
New York, New York 10055

Citibank, N.A.
120 Wall Street
New York, New York 10005


  Re:  Centerior Energy Receivables Master Trust, Series 1996-1
       SEC Registration No. 33-63315

Ladies and Gentlemen:


        We have acted as special tax counsel in connection with the issuance and sale of the Series 1996-1 Receivables-Backed Certificates (the "Certificates") issued pursuant to a Pooling and Servicing Agreement dated May 30, 1996, among Centerior Funding Corporation ("Funding"), a Delaware corporation, Citibank, N.A., as trustee of the Centerior Energy Receivables Master Trust, and The Cleveland Electric Illuminating Company


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and The Toledo Edison Company, as servicers.  This opinion is rendered pursuant to Section 6(d)(xi) of the Underwriting Agreement among Citicorp Securities, Inc., Chase Securities Inc., and CS First Boston Corporation, as underwriters, and Funding.


        We have examined (a) the Registration Statement filed by Funding with the Securities and Exchange Commission on October 10, 1995 (Registration No. 33-63315), as amended to date, including the material under the headings "Prospectus Summary - - Tax Status" and "Tax Considerations," (b) the
Pooling and Servicing Agreement; and (c) such other documents and matters as we have deemed necessary or appropriate for purposes of this opinion.


        We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or faxes and the authenticity of the original of such latter documents and that the documents listed above accurately describe and contain the mutual understanding of the parties and there are no oral or written statements or agreements that modify, amend or vary or purport to modify, amend or vary any of the provisions thereof.

        On the basis of such examination and subject to the foregoing, we are of the opinion that the statements in the Prospectus under the headings "Prospectus Summary -- Tax Status" and "Tax Considerations," to the extent that they constitute matters of law or legal conclusions with respect thereto are true and correct in all material respects.

        The opinion stated above and the opinion and discussion in the Prospectus under the headings "Prospectus Summary -- Tax Status" and "Tax Considerations" are based on facts, assumptions and representations set forth in the Prospectus and other documents referenced above, as well as on the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and administrative and judicial interpretations of such Code and Regulations, all as they exist as of the date hereof. No assurance can be given that any of the foregoing authorities will not be revoked, modified, or otherwise revised hereafter, nor that any such changes if made would not adversely affect our opinions.

        The opinions expressed in this letter are based solely upon the tax laws of the State of Ohio and applicable federal law in effect on the date hereof. We are members of the bar of the State of Ohio and we express no opinion as to the tax laws of any state or local jurisdiction other than the State of Ohio. We assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.





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        A copy of this opinion may be delivered to Moody's Investors Service,
Inc., Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and Duff & Phelps Rating Company, each of which may rely on this opinion as if it were addressed to it. This opinion is solely for the benefit of the addressees hereof and the persons named above and is not to be quoted or referred to in any manner without prior written consent.


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Squire, Sanders and Dempsey under the captions "Tax Considerations" and "Legal Matters" in the Prospectus.



                                                 Respectfully submitted,


                                                 SQUIRE, SANDERS & DEMPSEY